Exhibit 21

                        SUBSIDIARIES OF THE REGISTRANT

      The following is a list of the subsidiaries of Cheviot Financial Corp. following the reorganization:

Name                          State of Incorporation
----                          ----------------------

Cheviot Savings Bank          Ohio (100% Owned)